Exhibit 4.1

Specimen Common Stock Certificate

                       Incorporated under the Laws of the
                               State of Utah

Number
Shares


                   Tintic Gold Mining Company
         10,000,000 Shares, Par Value Per Share $.001
                      Common Capital Stock

      This is to certify that _____________ is the owner of ____________ fully paid and non-assessable shares of the above Corporation, transferable only on the books of the Corporation, by the holder hereof in person or by duly authorized attorney upon surrender of their certificate properly endorsed.


      Witness, the seal of the corporation and the signatures of its duly authorized officers.



_________________,Secretary        [SEAL]     ____________________, President